EXHIBIT 8.2

                         [LETTERHEAD OF CROWE & DUNLEVY]

                                January 27, 1998

The CIT Group/Sales Financing, Inc.
650 CIT Drive
Livingston, New Jersey  07039

                  Re: CIT MARINE TRUST

Ladies and Gentlemen:

         For the purpose of the sale of Asset-Backed Notes and Asset-Backed Certificates issued by the CIT Marine Trust (the "Trust"), we have acted as Oklahoma tax counsel for The CIT Group/Sales Financing, Inc. and the Trust regarding the anticipated Oklahoma income tax characterization of the Trust.

         This letter is pursuant to your request that we advise you regarding the likely characterization under Oklahoma income tax law of the Trust. We understand the Trust will purchase Marine notes and/or chattel paper from a CIT "special purpose corporation," The CIT Group Securitization Corporation II, after purchase by the special purpose corporation from The CIT Group/Sales Financing, Inc.

         Capitalized terms used but not defined herein have the meanings ascribed in the Form of Sale and Servicing Agreement (the "Sale and Servicing Agreement") among The CIT Group/Sales Financing, Inc., The CIT Group/Sales Financing, Inc. and the Trust.

         In furnishing this opinion, we have examined copies of the following documents:

                  (i) the Form of Trust Agreement;

                  (ii) the Form of Sale and Servicing Agreement;

                  (iii) the Form of Pooling and Servicing Agreement;

                  (iv) the Form of Purchase Agreement;

                  (v) the Form of Subsequent Purchase Agreement; and

                  (vi) the Form of Indenture.

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The CIT Group/Sales Financing, Inc.
January 27, 1998
Page 2


I. ASSUMPTIONS AND OPINION

         In rendering the opinions expressed herein, we have made the following assumptions, the accuracy of which we have not verified:

         1. The Trust has been properly characterized as a nonpublicly traded Partnership for federal income tax purposes.

         2. Any Notes issued by the Trust have been properly characterized as debt for federal income tax purposes.

         Based upon the foregoing and in reliance thereon, and upon consideration of applicable Oklahoma income tax laws, and subject to the qualifications and limitations described below, we are of the following opinions:

         1. The Trust will be characterized as a nonpublicly traded Partnership for purposes of Oklahoma income tax laws, and the nonpublicly traded Partnership will not be taxed as an entity, but rather, the profits, income, losses, and deductions of the Trust will, for income tax purposes, flow through the Trust to the partner level. 68 Okla. Stat. ss. 2353(3) (1997 Supp.); Oklahoma Tax Commission Rule ss. 710:50-3-35.

         2. The Notes will be characterized as debt for Oklahoma income tax purposes. 68 Okla. Stat. ss. 2353(3) (1997 Supp.); Oklahoma Tax Commission Rule ss. 710:50-3-35. Noteholders not otherwise subject to taxation in Oklahoma should not become subject to taxation in Oklahoma because of the holder's ownership of Notes. However, a Noteholder already subject to Oklahoma's income tax could be required to pay additional Oklahoma income tax as a result of the holder's ownership or disposition of Notes.

II. ADDITIONAL DISCUSSION

         For the purposes of this additional discussion, we have made the following assumptions, the accuracy of which we have not verified:

         1. The Trust is organized as a business trust under the laws of Delaware. The activities of the Trust occurring within the State of Oklahoma consist solely of the maintenance of the original notes and/or chattel paper and of the related contract files and documents with a custodian within the State of Oklahoma and of the activities described in Paragraph 4 below.

         2. Less than ten percent (10%) of the notes and/or chattel paper acquired by the Trust will originate in Oklahoma.

         3. The Trust will acquire the notes and/or chattel paper in a series of transactions occurring outside of Oklahoma.

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The CIT Group/Sales Financing, Inc.
January 27, 1998
Page 3


         4. The only activities which the Servicer, as Servicer of the Trust, will conduct in Oklahoma is the servicing of the loans evidenced by the notes and chattel paper including without limitation: (i) the maintenance of custody of the notes and/or chattel paper; (ii) the maintenance of the administrative records concerning payments and outstanding balances on the notes and/or chattel paper; (iii) the receipt of the payments on the notes and/or chattel paper; (iv) the deposit of the payments received on the notes and/or chattel paper in an Oklahoma financial institution for purposes of collection; (v) the collection activities relating to the notes and/or chattel paper; and (vi) the repossession and sale of the collateral therefor.

         As a nonpublicly traded Partnership for Oklahoma and federal income tax purposes, the Oklahoma distributive share of the partnership income, gains, losses or deductions of the partnership to be reported by the partners shall be the same portion of that reported for federal income tax purposes, as the Oklahoma income, gain, losses or deductions determined under ss.ss. 2358 and 2362 of Title 68 of the Oklahoma Statutes for said partnership, bears to the federal income, gains, losses or deductions. 68 Okla. Stat. ss. 2363 (1991). The Oklahoma taxable income of a nonresident includes the distributive share of the Oklahoma part of partnership income, gains, losses or deductions. 68 Okla. Stat. ss. 2362(4) (1997 Supp.). However, income from intangible personal property of a nonresident of Oklahoma is generally excluded from Oklahoma taxable income except to the extent that such income is from property employed in an Oklahoma trade or business or from property that has acquired a nonunitary business or commercial situs in Oklahoma. 68 Okla. Stat. ss.ss. 2358(A)(4)(b), 2362(6) (1997 Supp.). We believe it is unlikely that the Oklahoma Tax Commission would attempt to classify the income of the Trust as Oklahoma source income or as arising from an Oklahoma trade or business. Accordingly, a nonresident of Oklahoma should not incur Oklahoma taxable income solely as a result of an ownership interest in the Trust. However, we are not aware of any authority or pronouncement of the Oklahoma Tax Commission or the Oklahoma courts addressing this issue on comparable facts and no absolute assurance can be given in this regard.

III. QUALIFICATIONS AND LIMITATIONS

         In preparing this letter, we have reviewed Oklahoma Statutes, Oklahoma court decisions and Oklahoma administrative rules and decisions, generally available to the public as of the date of this letter. We have no obligation to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in the law that may hereafter occur which place a different interpretation on the law other than that which has been applied herein, including interpretations of the law whether by way of Oklahoma statutory enactments or amendments, judicial decisions or administrative actions.

         Except as provided n the last paragraph, this opinion has been rendered solely for the benefit of The CIT Group/Sales Financing, Inc. and the Trust for use in the Trust's offering of the Asset-Backed Notes and the Asset-Backed Certificates and may not be used, circulated, quoted, relied upon or otherwise referred to for any other purpose without our prior written


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The CIT Group/Sales Financing, Inc.
January 27, 1998
Page 3


consent; provided, however, that this opinion may be delivered to your regulators, accountants, attorneys and other professional advisers and may be used in connection with any legal or regulatory proceeding relating to the subject matter of this opinion and the disclosure statement entitled "Certain State Tax Consequences" included in the prospectus which forms a part of the Registration Statement on Form S-3 (333-43323). The undersigned shall not be responsible, liable or obligated to any third party who may obtain access to this letter.

         Crowe & Dunlevy hereby gives its consent solely to the parties on the distribution list attached hereto to rely on such Opinion for use in the Trust's sale. However, the parties on the distribution list may not use, circulate, quote or rely on this Opinion for any purpose without Crowe & Dunlevy's written consent.

                                            Very truly yours,

                                            CROWE & DUNLEVY,
                                            A Professional Corporation

                                            By:     /s/ James H. Holloman, Jr.
                                                --------------------------------
                                                        James H. Holloman, Jr.

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                                DISTRIBUTION LIST

The CIT Group, Inc.
1211 Avenue of the Americas
New York, New York  10036

The CIT Group Securitization Corporation II
650 CIT Drive
Livingston, New Jersey  07039